AGREEMENT

This Agreement (this “Agreement”), dated as of May 15, 2019, is entered into by and between Digirad Corporation, a Delaware corporation (“Digirad”), and ATRM Holdings, Inc., a Minnesota corporation (“ATRM”).

WHEREAS, on September 7, 2018, Digirad and ATRM entered into that certain non-binding Letter of Intent (the “LOI”), that set forth certain terms and conditions to be met in connection with Digirad’s proposed acquisition of ATRM (the “Acquisition”) including, among other things, ATRM becoming current with its filings with the Securities and Exchange Commission (the “SEC”).

WHEREAS, in connection with assisting ATRM to become current with its SEC filings, Digirad has paid certain expenses on behalf of ATRM to CFGI, LLC, Accounting Principals and Workiva, in the amount to date of approximately $240,000, in the aggregate, and is willing to continue providing such assistance subject to the terms and conditions set forth herein (such past and future payments, the “Digirad Payments”).
NOW THEREFORE, in consideration of the premises and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties have agreed to the following:
SECTION 1. Reimbursement and Payment. The Digirad Payments are made in the sole discretion of Digirad, and Digirad has no obligation to make any additional Digirad Payments. In the event the Acquisition does not close on or prior to December 31, 2019, ATRM shall promptly pay the full amount of all Digirad Payments (made both before and after the date of this Agreement) upon demand by Digirad.
SECTION 2. Relationship. The parties hereto do not intend this Agreement or the relationship hereunder to constitute a joint venture or partnership of any kind.
SECTION 3. No Third Party Beneficiaries. Nothing in this Agreement is intended, nor will be deemed, to confer rights or remedies upon any person or legal entity not a party to this Agreement.
SECTION 4. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.
SECTION 5. Governing Law; Exclusive Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York. In the event of any dispute arising out of the provisions of this Agreement, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.
[Signature page on next page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

DIGIRAD CORPORATION
By: /s/ David J. Noble
Name: David J. Noble
Title: COO and Interim CFO
ATRM HOLDINGS, INC.
By: /s/ Daniel M. Koch
Name: Daniel M. Koch
Title: President and CEO

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